Exhibit 10.22
SERVICE AGREEMENT

This Connectivity Agreement ("Agreement") is entered into as of November 30, 2007 ("Effective Date") by and between eRx Network, LLC ("eRx"), with offices at 301 Commerce Street, Suite 3150, Fort Worth Texas 76102, and Vemics, Inc., A Nevada Corporation, with offices at 523 Avalon Gardens, Nanuet, NY 10954, ("Vemics").

Recitals

Whereas                      The Vemics iMedicor Portal (“Imedicor”) gives physicians and healthcare professionals the ability to exchange patient Protected Health Information (“PHI”) with other healthcare organizations in a HIPAA compliant environment and manner. In addition, IMedicor also makes available to it’s users a catalog of Certified Medical Education (“CME”) content and a system that facilitates the use of voice recognition software modify, edit and create text files.

Whereas                      eRx is a healthcare network organization offering a variety of financial and clinical electronic data interchange transaction services to subscribing healthcare providers and pharmacies. These services include faxing and electronic prescription transaction routing to subscribing healthcare providers of its own or others’ software and/or networks through its proprietary, secure, national network (“eRx Pad®”).

Whereas                      eRx desires to establish a connection from eRx Pad® to Partner’s web portal in order to facilitate the exchange of Prescription Data between eRx Subscribers and Vemics’s Subscribers. Functionality and components of this connection will include, but are not limited to, the following:

A.                 eRx and Vemics will work together to implement a system to allow Physician(s) to view refill requests, and approve or deny these prescription requests from Pharmacy’s utilizing the eRx Pad®, the IMedicor Portal and the Partner Web Portal.

B.                 On a non-exclusive basis, Vemics will make available to all authorized IMedicor Subscribers the Partner Web Portal, and eRx will make available all eRx Subscribers on eRx Pad®.

C.                 eRx will work with their customers and Vemics to advise their facsimile customers of the ability to issue refill request through Partner Web Portal rather than by facsimile.  eRx and its customers have the right of refusal regarding messaging, including placement and message content that does not facilitate the goals of this agreement

NOW, THEREFORE, intending to be legally bound hereby, eRx and Vemics agree as follows:

1. DEFINITIONS.  Defined terms used in this Agreement but not otherwise defined herein shall have the meanings set forth in this Article 1 as follows:

1.1. "Confidential Information" shall mean confidential or other proprietary information that is disclosed by one party to the other party under this Agreement, including, without limitation, designs, software designs and code, product specifications and documentation, business and product plans, patient information, prescription information or data, Individually Identifiable Health Information and clinical data contained in the Prescription Data communicated between the parties, and other confidential business information.  Confidential Information shall not include information which: (i) is or becomes public knowledge without any action by, or involvement of, the party receiving the Confidential Information hereunder; (ii) is independently developed by the receiving party without use of the other party's Confidential Information; (iii) is already known to the receiving party at the time of disclosure under this Agreement; or (iv) is disclosed to the receiving party by a third party who is entitled to disclose it without restriction.

1.2. "Connectivity Service" shall mean the service of providing connectivity between the Partner Web Portal and eRx Pad® through which Prescription Data may be exchanged between the parties on a non-exclusive basis.

1.3. "eRx Interface " shall mean the eRx portion of the bi-directional interface developed by eRx based on the Interface Specifications.

1.4. "eRx Subscriber" shall mean a registered pharmacy customer of eRx Pad® using an eRx software product or some other third-party software product to send and receive transactions through eRx Pad®.

1.5. “IIHI” shall mean all individually identifiable health information as defined in the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder, that is provided, directly or indirectly, by or on behalf of one party to the other party.

1.6. "Intellectual Property Rights" shall mean all forms of intellectual property rights and protections and proprietary rights, including without limitation, all right, title and interest arising under United States common and statutory law and the laws of other countries to all: (i) patents and all filed, pending or potential applications for patents, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed; protecting all rights of patentability (ii) trade secret rights and equivalent rights; (iii) copyrights, other literary property or authors rights, whether or not protected by copyright or as a mask work; (iv) proprietary indicia, trademarks, trade names, symbols, logos and/or brand names and (v) inventions, know-how, methodologies and industrial design rights.

1.7. “Interface Specifications” shall mean the set of written documents that represents the agreed to technical design and functionality of the connection between eRx Pad® and Partner Web Portal as set forth in Exhibit A, incorporated herein by reference.  The Interface Specifications will also include, without limitation, transaction specifications for Prescription Data, and business rules, policies and procedures relating to the Prescription Data flow between eRx Pad® and Partner Web Portal.

1.8. "Partner Web Portal Interface" shall mean Vemics’s portion of the bi-directional interface developed by Vemics based on the Interface Specifications.

1.9. “Prescription Data” shall mean the following types of transactions: original prescriptions; refill authorization requests; refill authorizations; stop orders; and other mutually agreed upon transaction types (as they become available from pharmacies).

1.10. “Privacy Rule” shall mean the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160 and 164.

1.11. "Vemics Subscriber" shall mean a Vemics customer who is an authorized physician using a Vemics software product or some other third-party software product and/or network to send and receive transactions through Partner Web Portal.

1.13.  “Security Rule” shall mean the Security Standards for Protection of Electronic Protected Health Information at 45 C.F.R. Part 164, subpart C.

1.14. "System" shall mean either the Partner Web Portal or the eRx Pad®, as applicable, and "Systems" shall mean the Partner Web Portal and the eRx Pad®.

2. SERVICES, SUPPORT AND SYSTEM MODIFICATIONS.

2.1. General.  Subject to the terms of this Agreement, eRx and Vemics will mutually implement the Connectivity Service using a bi-directional interface between the eRx Pad and Partner Web Portal to facilitate the exchange of prescription related data (i.e. refill prescription request messages) between eRx Subscribers and IMedicor Subscribers.  In connection therewith, eRx will act as an aggregator of Prescription Data for eRx Subscribers and Vemics will act as an aggregator of Prescription Data for IMedicor Subscribers. All Prescription Data to be exchanged between eRx Pad® and Partner Web Portal will be transmitted through the single interface between the eRx Pad and Partner Web Portal. Each party shall be responsible for providing technical support related to the Connectivity Service for users of its System in accordance with its own support policies. Each party shall be also responsible for operating its system in a HIPAA Compliant Manner.

2.2. Customer Comments.  Each party shall forward to the other party any comments or complaints received by each party with respect to the other party's System or the Connectivity Service in a timely manner.

2.3. Periodic Review.  At such times as the parties mutually agree, they will meet to review the Connectivity Service and to discuss any appropriate changes to the specifications or implementation of the Connectivity Service.

2.4. System Modifications.  During the Term of this Agreement, neither party will modify its System so that it no longer exchanges Prescription Data in accordance with the Interface Specifications unless (i) eRx notifies Vemics in writing of its intent to make such modifications as soon as reasonably practicable in advance of the anticipated implementation date of such modification, (ii) Vemics notifies eRx in writing of its intent to make such modifications as soon as reasonably practicable in advance of the anticipated implementation date of such modification, or (iii) the parties mutually agree in writing to revise the Interface Specification.  Each party shall be responsible for expenses incurred for its own modifications. Each party has the right to modify its System to remain compliant with the HIPAA regulations.

2.5. Fees.  There are no fees associated with providing this service.  eRx has the right to charge its customers a standard fee for transactions routed to the Partner Web Portal.  Vemics will not solicit or charge any fees for the Partner Web Portal service to eRx customers accept as mutually agreed to by the parties in advance any fee being charged. Vemics shall have the right to charge Vemics Subscribers a fee for using the Partner Web Portal.

3. CONFIDENTIALITY and PRIVACY.

3.1. Protection of Confidential Information.  Each Party agrees not to use, transfer or otherwise disclose the Confidential Information of the other Party to any third party, except as required to perform its obligations under this Agreement or as otherwise provided by law.  Each Party shall (i) give access to such Confidential Information solely to those employees or independent contractors with a need to have access thereto for purposes of this Agreement, and (ii) take the same security precautions to protect against disclosure or unauthorized use of such Confidential Information that the Party takes with its own confidential information, but, in no event, shall a Party apply less than a reasonable standard of care to prevent such disclosure or unauthorized use. Nothing in this Agreement shall prevent either Party from disclosing the Confidential Information of the other Party pursuant to any judicial or governmental order or regulation, provided that the Party gives the other Party reasonable prior notice of such disclosure to contest such order.

3.2. Confidentiality of Other Party’s Interface Specifications.  Each Party shall treat the Interface Specifications of the other Party’s System(s) as Confidential Information and shall not use the Interface Specifications for any purpose other than exchanging Prescription Data in accordance with this Agreement, technical maintenance of interface between the Party’s Systems, or as mutually agreed upon between the parties; provided, however, that nothing in this Agreement shall prevent either Party from independently developing similar specifications with third parties as long as said development is done without reference to the other party’s confidential information.

3.3. Compliance with Privacy Standards. Personally identifiable health information about healthcare customers (“Protected Health Information” or “PHI”) is subject to various statutory privacy standards, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and regulations adopted thereunder by the Department of Health and Human Services (45 C.F.R. Parts 160, 162, and 164).  eRx and Vemics shall treat such information in accordance with those standards. Whether or not either party is a "Covered Entity" as defined in the Privacy Rule, each Party shall use and/or disclose IIHI on and/or through the Partner Web Portal: (a) solely to perform its obligations under this Agreement and carry out treatment, payment and health care operations described in § 164.506(c) of the Privacy Rule; and (b) in compliance with the minimum necessary standard described in § 164.502(b) of the Privacy Rule, and the Security for Standards for Protection of Electronic PHI at 45 C.F.R. Part 164, subpart C (“Security Rule”).

3.4. Further Obligations.   Upon expiration or any termination of this Agreement, each Party shall return or destroy, all material in any medium that contains, refers to, or relates to such other Party’s Confidential Information, and retain no copies except as may be required to comply with applicable law. In addition, upon expiration or any termination of this Agreement, each Party shall delete and/or “wipe clean” any data contained on any Computer System that contains Confidential Information of the other party in order to make such inaccessible by any means possible. If such return or destruction is not feasible, each Party shall extend the protections of this Agreement to the PHI and limit further uses and disclosures to those purposes that make the return or destruction of the PHI infeasible.

3.5. Consent.  eRx represents and warrants to Vemics that:

3.5.1. eRx has obtained or has contractually required parties with which it contracts to provide the requisite descriptions of uses and disclosures (e.g., in notices of privacy practices to the extent required by 45 C.F.R. § 164.520) and to obtain the requisite consents, acknowledgements, authorization and other approvals necessary to release Prescription Data, confidential patient information and IIHI to Vemics for delivery by Vemics to its Subscribers in compliance with applicable Law and/or Statutes.

3.5.2. To the best of eRx’s knowledge, information and belief the requisite descriptions of uses and disclosures and the requisite consents, acknowledgements, authorization and other approvals necessary to release Prescription Data, confidential patient information and IIHI to Vemics for delivery by Vemics to its Subscriber’s in compliance with applicable Law and Statutes have been provided and obtained or will have been provided and obtained as of the date of release of the applicable confidential patient information or IIHI to Vemics.

4. INTELLECTUAL PROPERTY RIGHTS.

4.1. eRx Interface.  eRx shall retain all right, title and interest in, and shall be the sole owner of, the eRx Interface, any modifications, enhancements or improvements thereto and derivative works thereof, including any Intellectual Property Rights therein. Vemics will respect all Intellectual Property Rights of eRx.

4.2. Vemics Interface.  Vemics shall retain all right, title and interest in, and shall be the sole owner of the Vemics Interface, any modifications, enhancements or improvements thereto and derivative works thereof, including any Intellectual Property Rights therein. eRx will respect all Intellectual Property Rights of Vemics.

5. TERM AND TERMINATION.

5.1. Term.  This Agreement shall commence on the Effective Date and continue for the period of three (3) years (the "Initial Term").  Thereafter, this Agreement shall automatically renew for additional periods of one (1) year ("Renewal Term"), unless either Party gives the other Party written notice of its intention to terminate not less than ninety (90) days prior to expiration of the Initial Term or any Renewal Term.  The Initial Term together with all Renewal Terms constitutes the "Term" of this Agreement.

5.2. Termination for Cause. In the event of any material breach of this Agreement, the non-breaching Party may terminate this Agreement prior to the end of the Term by giving thirty (30) days prior written notice describing the breach to the breaching Party; provided, however, that this Agreement shall not terminate if the breaching Party has cured said Breach within thirty (30) days after receiving written notification of its breach by non-breaching Party.

5.3. Termination for Insolvency. Either Party may terminate this Agreement, immediately upon written notice, (i) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings, provided that such proceedings are not dismissed within thirty (30) days of commencement, (ii) upon the other Party's making an assignment for the benefit of creditors, or (iii) upon the other Party's dissolution or ceasing to do business.

6. WARRANTY DISCLAIMER.  THE ERX INTERFACE, THE ERX PAD®, ERX’S CONFIDENTIAL INFORMATION, THE PARTNER WEB PORTAL INTERFACE, PARTNER WEB PORTAL AND VEMICS’S CONFIDENTIAL INFORMATION ARE PROVIDED "AS-IS," WITHOUT ANY WARRANTIES OF ANY KIND.  EXCEPT TO THE EXTENT SET FORTH HEREIN TO THE CONTRARY, EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

7. INDEMNIFICATION.

7.1. General. Each Party shall indemnify, defend and hold harmless the other Party and its affiliates, and its respective directors, officers, employees and agents, from and against any and all liability, claim, loss, damage, injury or expense (including reasonable attorneys' fees) brought by a third party to the extent arising from or in connection with any breach of this Agreement or of any warranty hereunder or from any negligence or wrongful acts or omissions.

7.2. Intellectual Property Rights.  Each Party (the “First Party”) shall indemnify and hold the other (the “Second Party”) harmless from any claim by a third party and, at its own expense, shall defend any action brought or threatened against the Second Party to the extent that such claim or action is based on a claim that any portion of its System infringes upon the Intellectual Property Rights of a third party, not affiliated with the Parties.  In the event of such a claim or action, the First Party shall, without additional cost to the Second Party, take one of the following actions in the First Party's discretion: (a) make the offending portion of its System non-infringing; (b) replace the offending portion of its System with a functionally equivalent item; or (c) terminate the Second Party’s right to use its System.  Subject to the foregoing, the Second Party shall cease using any portion of the First Party’s System, if so directed by the First Party.  Continued use of the allegedly infringing System, or any portion thereof, by the Second Party after the First Party has directed the Second Party to cease use of the allegedly infringing System, or portion thereof, shall relieve the First Party of any further obligation under this Section 7.2 from the date of such direction.  THE FOREGOING STATES THE ENTIRE LIABILITY OF THE FIRST PARTY WITH RESPECT TO ANY CLAIMS OF INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT BY ITS SYSTEM.

7.3. Procedure. The indemnified Party shall promptly provide the indemnifying Party with written notice of any claim which the indemnified Party believes falls within the scope of this Section; provided, however, that, except to the extent the indemnifying Party is actually prejudiced by the indemnified Party's failure to provide such prompt notice, such failure to provide prompt notice hereunder shall not limit the indemnified Party's rights under this Section.  The indemnified Party may, at its own expense, assist in the defense of any such claim if it so chooses, provided that the indemnifying Party shall control such defense and all negotiations relative to the settlement of any such claim.

8. LIMITATION OF LIABILITY.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, PUNITIVE, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS OR LOST SALES, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF DAMAGES. THE TOTAL LIABILITY OF EACH PARTY ARISING FROM THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, SHALL NOT EXCEED FIFTY THOUSAND DOLLARS. THE FOREGOING LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

9. GENERAL PROVISIONS.

9.1. Relationship of the Parties. The relationship established between the Parties by this Agreement is that of independent contractors, and nothing contained herein shall be construed to: (i) give either Party the power to direct and/or control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow a Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever, except as contemplated by this Agreement.

9.2. Complete Understanding; Modification.  This Agreement constitutes the complete and exclusive agreement of the Parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement shall be effective unless in a writing signed by both Parties hereto.

9.3. Severability.  If any provision of this Agreement is held to be invalid or unenforceable under applicable law the remaining provisions of this Agreement shall not be affected thereby.

9.4. Non-assignability and Binding Effect.  Neither Party shall assign or transfer this Agreement without the prior written consent of the other Party, except to a successor-in-interest or a purchaser of substantially all of the assets of either Party, or the purchaser of the assets of the business unit or division of either Party using or providing the Connectivity Service.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns. This Agreement may be assigned with the written consent of all the parties to this Agreement.

9.5. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed effective when delivered by hand or by delivery via nationally recognized Overnight Courier (Such Federal Express, DHL, and UPS) with a signature receipt requested, or upon receipt when mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses first listed above (or at such other address for a Party as shall be specified by like notice).

9.6. Force Majeure.  Neither Party shall be liable for any loss resulting from a cause over which it does not have direct control, including, but not limited to, failure of electronic or mechanical equipment or communication lines, telephone or other interconnect problems, computer viruses, unauthorized access, theft, operator errors, acts or terrorism, severe weather, earthquakes, or natural disasters, strikes or other labor problems, wars, or governmental restrictions.

9.7. Waiver.  No failure or delay on the part of any Party in exercising any right hereunder, irrespective of the length of time for which such failure or delay shall continue, will operate as a waiver of, or impair, any such right.  No single or partial exercise of any right hereunder shall preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any right hereunder will be effective unless given in a signed writing.

9.8. Governing Law.  This Agreement is governed by the laws of the State of Texas, U.S.A. without giving effect to any provision that would make the laws of another jurisdiction applicable.

9.9. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement.

9.10. Publicity.  eRx and Vemics will issue a joint press release regarding the relationship of the parties relative to this Agreement, subject to mutually approved content and schedule.  Neither Party shall use the other Party’s or the other Party’s customers’ logo or trademarks without the other Party’s prior written consent.

9.11. Amendments. The Parties agree to take such action as is necessary to amend this Agreement from time to time as is necessary to comply with the requirements of applicable law, including but not limited to, the Health Insurance Portability and Accountability Act, Public Law 104-191. However, no change, amendment, or modification to this Agreement shall be valid and/or effective unless it is set forth in writing and signed by both parties.

9.12. Survival.  Any provision of this Agreement that contemplates performance or observance subsequent to termination or expiration of this Agreement shall survive termination or expiration of this Agreement and continue in full force and effect.

eRx Network, LLC.	Vemics, Inc.
By:________________________________	By: Thomas Dorsett
Printed Name: _______________________	Printed Name: /s/ Thomas Dorsett
Title: ______________________________	Title: President Healthcare
Date: November 30, 2007	Date: November 30, 2007

EXHIBIT A

INTERFACE SPECIFICATIONS

(TO BE DEVELOPED BY THE PARTIES AND ATTACHED HERETO AT A LATER TIME)

ERx Network’s product eRx Pad, an electronic prescription service (e-Script), gives retail pharmacy a common method of connecting to physicians through eRx's secure and reliable network. Our e-script services give pharmacies the ability to utilize a common workflow for refill requests and reduces the time spent managing the doctor communication process. Electronic prescribing automates new prescriptions and refill requests/responses. The eRx Pad solution provides a single route for all refill requests to physicians regardless of the physician’s participation in the program. eRx Network will always determine the most efficient electronic route to the physician and fax the physician when necessary.

Vemics and eRx Network will create an interface that will allow participating pharmacies  to send from their management systems, a refill request message to eRx Pad that will in turn, be directed into the iMedicor portal. The message will travel through iMedicor and populate into a standardized form that provides the medical office with the appropriate refill request information. The physician or staff member will the then approve or deny the request and the return message will travel back to the management system via iMedicor and eRx Pad.

The interface will give participating physician offices the ability to register in iMedicor for free and activate their refill service immediately. A message will be sent to eRx Network in notification that the service must be switched from fax to iMedicor electronic delivery.